EXHIBIT 21
ORANGE-CO, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE COMPANY

     The following is a list of subsidiaries of Orange-co, Inc. as of December 15, 1994, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined by Securities and Exchange Commission Regulation S-X. All of the subsidiaries are included in the Consolidated Financial Statements of Orange-co, Inc.



                                     State or Country of
  Name of Subsidiary                    Incorporation

Orange-co of Florida, Inc. (1)                    Florida

Florida Fresh-Pak Corporation (1)  (4)            Florida

Orange-co Dispenser Services, Inc. (2)  (5)       Florida

International Fruit, Inc. (2)                Florida

Interfruit Holdings, Inc. (1)                Cayman Islands

OrancoMex, S.A. de C.V. (3)                       Mexico



(1) A wholly-owned subsidiary of Orange-co, Inc.

(2) A wholly-owned subsidiary of Orange-co of Florida, Inc.

(3) A wholly-owned subsidiary of Interfruit Holdings, Inc.

(4) Inactive subsidiary

(5) Formerly JV #1, Inc.